EXHIBIT 99.1

GrafTech Reports First Quarter 2026 Results

Delivering Strong Sales Volume Growth
Reaffirming Full-Year Volume and Cost Expectations
Executing Pricing Actions and Other Strategic Initiatives to Support Long-term Value

BROOKLYN HEIGHTS, Ohio - May 1, 2026 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced its unaudited financial results for the quarter ended March 31, 2026.
First Quarter 2026 Summary
•Sales volume of 28.1 thousand MT, an increase of 14% year-over-year
•Net sales of $125 million, an increase of 12% year-over-year
•Net loss of $43 million, or $1.66 per share(1)
•Adjusted EBITDA(2) of negative $14 million
•Net cash used in operating activities of $15 million
•Adjusted free cash flow(2) of negative $27 million
•Total liquidity of $329 million as of March 31, 2026
CEO Comments
"We delivered 14% year-over-year sales volume growth in the first quarter and remain on track to meet our full-year volume expectation," said Timothy Flanagan, Chief Executive Officer and President. "However, supply-side imbalance, driven by overcapacity that has been built in both China and India, translates into a current pricing environment that remains unsustainably weak. Our focus on commercial execution and disciplined cost management, combined with our $329 million liquidity position, allows us to maintain stability while we take actions to address these conditions."
"We are taking decisive steps to restore more sustainable market dynamics and support the long-term viability of our business and our industry," continued Mr. Flanagan. "These include implementing price increases on uncommitted volume and actively supporting trade cases in key jurisdictions. We believe these actions are necessary to correct market imbalances. We remain committed to providing reliable supply to our customers while improving our financial performance and delivering long-term shareholder value."

EXHIBIT 99.1
First Quarter 2026 Financial Performance

(dollars in thousands, except per share amounts)

	Q1 2026	Q4 2025	Q1 2025
Net sales	$125,101	$116,457	$111,839
Net loss	$(43,277)	$(65,116)	$(39,351)
Loss per share(1)	$(1.66)	$(2.50)	$(1.52)
Net cash used in operating activities	$(14,934)	$(20,894)	$(32,186)

Adjusted net loss(2)	$(53,527)	$(63,886)	$(34,155)
Adjusted loss per share(1)(2)	$(2.05)	$(2.45)	$(1.32)
Adjusted EBITDA(2)	$(13,550)	$(21,900)	$(3,672)
Adjusted free cash flow(2)	$(27,079)	$(39,265)	$(40,274)

Net sales for the first quarter of 2026 were $125 million, an increase of 12% compared to $112 million for the first quarter of 2025, reflecting higher sales volume partially offset by a year-over-year decrease in our weighted-average realized price.
Net loss for the first quarter of 2026 was $43 million, or $1.66 per share, compared to a net loss of $39 million, or $1.52 per share, for the first quarter of 2025. Adjusted EBITDA(2) was negative $14 million for the first quarter of 2026, compared to adjusted EBITDA(2) of negative $4 million for the first quarter of 2025, with the year-over-year change primarily reflecting the decline in the weighted-average realized price.
For the first quarter of 2026, net cash used in operating activities was $15 million and adjusted free cash flow(2) was negative $27 million, compared to net cash used in operating activities of $32 million and adjusted free cash flow(2) of negative $40 million for the first quarter of 2025. The year-over-year improvement primarily reflected changes in working capital, including a planned inventory build in the first quarter of 2025.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics

(in thousands, except percentages)	Q1 2026	Q4 2025	Q1 2025
Sales volume (MT)	28.1	27.1	24.7
Production volume (MT)	29.4	27.8	28.5
Production capacity (MT)(3)(4)	45.0	46.0	45.0
Capacity utilization(5)	65%	60%	63%

Sales volume for the first quarter of 2026 was 28.1 thousand MT, an increase of 14% compared to the first quarter of 2025. For the first quarter of 2026, our weighted-average realized price was approximately $3,900 per MT, representing a 5% decrease compared to the first quarter of 2025. The year-over-year pricing decline reflected persistent competitive pressures across most of our principal commercial regions, partially mitigated by favorable mix as we achieved 37% sales volume growth in the United States, which remains the strongest region for graphite electrode pricing.
Production volume was 29.4 thousand MT for the first quarter of 2026, resulting in a capacity utilization rate of 65% for the quarter.
Capital Structure and Liquidity
As of March 31, 2026, we had total liquidity of $328.7 million, consisting of cash and cash equivalents of $120.2 million, $108.5 million of availability under our revolving credit facility and $100.0 million of availability under our senior secured first lien delayed draw term loans, which continues to support our ability to manage through the near-term, industry-wide challenges. As of March 31, 2026, we had gross debt(6) of $1,125 million, with substantially no maturities until December 2029, and net debt(7) of approximately $1,005 million.

EXHIBIT 99.1
Outlook
Demand for graphite electrodes is expected to improve modestly in 2026, supported by stable-to-improving steel production trends outside of China. While steel market conditions remain mixed, in the United States, demand has been relatively stable and is expected to increase modestly, with steel production further supported by favorable trade policies. In Europe, steel industry conditions have been more challenged, though there are early signs of recovery, including expected demand growth and recently approved increases in trade protections. For GrafTech, we continue to expect a 5–10% year-over-year increase in graphite electrode sales volume for 2026, with more than 85% of our anticipated volume already committed in our order book.
While volume trends are stable, current industry-wide pricing levels do not reflect the indispensable nature of graphite electrodes for electric arc furnace steelmaking. As a result, we are taking deliberate actions to restore more sustainable pricing and improve our profitability. These include implementing price increases of $600 to $1,200 per metric ton on uncommitted volume, actively supporting graphite electrode trade cases in key jurisdictions, including the United States and Brazil, continuing to optimize our order book by prioritizing higher-value regions and foregoing volume opportunities where margins are unacceptably low.
On costs, geopolitical developments continue to impact key input costs, including oil-based raw materials, energy and logistics. In response, we are expanding initiatives to improve our cost structure, including enhancing production efficiency and optimizing production schedules. Factoring all of this in, we continue to expect a low single-digit percentage-point decline in our cash cost of goods sold per MT for 2026 compared to 2025.
We are also maintaining disciplined capital and working capital management. For 2026, we expect a modest increase in working capital for the full year to support higher volume. We continue to anticipate our full-year capital expenditures will be approximately $35 million, consistent with maintaining our assets at current utilization levels.
Longer term, we remain confident in the structural drivers of demand growth for graphite electrodes. The ongoing shift toward electric arc furnace steelmaking and growing demand for petroleum needle coke in battery applications are expected to support sustained industry growth. We believe the actions we are taking, combined with our vertical integration and a leading competitive position, will enable GrafTech to benefit as market conditions normalize.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on May 1, 2026 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (800) 715-9871 toll-free in the United States or +1 (646) 307-1963 for international calls, conference ID: 2242863. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. We believe the Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with a number of competitive advantages.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share. All share and per share data presented have been retroactively adjusted for all periods to reflect a reverse stock split of our common stock at a ratio of 1-for-10, which became effective on August 29, 2025.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(4)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.
(5)    Capacity utilization reflects production volume as a percentage of production capacity.
(6)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(7)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (March 31, 2026 gross debt of $1,125 million less March 31, 2026 cash and cash equivalents of $120 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, and anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may remain at depressed levels or further decline in the future, and may continue to experience prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner, including our ability to effectively increase or maintain existing prices and shift sales to regions with higher average selling prices; continued overcapacity of the global graphite electrode industry, which may further adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the cost and availability of manufacturing inputs, including raw materials, such as decant oil, petroleum needle coke, energy and freight, and disruptions in availability for such inputs; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic,

EXHIBIT 99.1
political crises or other catastrophic events; the risks and uncertainties associated with litigation, arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity incidents, network disruptions and breaches of data security, including with respect to our third-party suppliers and business partners; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; uncertain shifts in domestic and foreign trade policies and the possibility that the imposition of current, new or increased custom duties and tariffs and trade barriers in the countries in which we, our customers and our suppliers operate could adversely affect our ability to compete, operations, results of operations and financial condition; risks associated with strategic transactions, including acquisitions, divestitures, joint ventures, equity investments, and debt issuances, that could adversely affect our business, operating results and financial condition; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; any current or future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; and changes in health, safety and environmental regulations applicable to our manufacturing operations and facilities.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our Annual Report on Form 10-K and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release and in our Annual Report on Form 10-K that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, gains on asset sales and Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments and non-cash income tax expense related to the establishment of a deferred tax valuation allowance. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company's ability to generate liquidity from operating activities.

EXHIBIT 99.1
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization and less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$120,244	$138,427
Accounts receivable, net of allowance for doubtful accounts of $4,216 as of March 31, 2026 and $3,271 as of December 31, 2025	79,912	73,235
Inventories	223,115	224,692
Prepaid and other current assets	42,926	48,180
Total current assets	466,197	484,534
Property, plant and equipment	985,093	986,946
Less: accumulated depreciation	507,044	497,016
Net property, plant and equipment	478,049	489,930
Deferred income taxes	9,437	9,318
Other assets	43,518	45,007
Total assets	$997,201	$1,028,789
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$68,709	$67,017
Accrued income and other taxes	8,914	8,047
Other accrued liabilities	40,955	48,363
Interest payable	21,507	4,764
Total current liabilities	140,085	128,191

Long-term debt	1,096,654	1,094,706
Other long-term obligations	39,848	40,388
Deferred income taxes	25,047	25,132
Stockholders’ deficit:
Preferred stock, par value $0.01, 30,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 300,000,000 shares authorized, 26,047,835 and 25,820,110 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	2,584	2,582
Additional paid-in capital	761,409	759,710
Accumulated other comprehensive loss	(12,000)	(8,972)
Accumulated deficit	(1,056,426)	(1,012,948)
Total stockholders’ deficit	(304,433)	(259,628)
Total liabilities and stockholders’ deficit	$997,201	$1,028,789

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025

Net sales	$125,101	$111,839
Cost of goods sold	134,833	110,765
Lower of cost or market inventory valuation adjustment	5,258	2,783
Gross loss	(14,990)	(1,709)
Research and development	1,443	1,879
Selling and administrative expenses	14,228	14,622
Operating loss	(30,661)	(18,210)

Other (income) expense, net	(12,048)	447
Interest expense	24,196	29,841
Interest income	(841)	(1,935)
Loss before income taxes	(41,968)	(46,563)
Income tax expense (benefit)	1,309	(7,212)
Net loss	$(43,277)	$(39,351)

Basic loss per common share:
Net loss per share	$(1.66)	$(1.52)
Weighted average common shares outstanding	26,089,860	25,837,005
Diluted loss per common share:
Net loss per share	$(1.66)	$(1.52)
Weighted average common shares outstanding	26,089,860	25,837,005

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flow from operating activities:
Net loss	$(43,277)	$(39,351)
Adjustments to reconcile net loss to cash provided by (used in) operations:
Depreciation and amortization	15,048	13,783
Deferred income tax expense (benefit)	141	(7,310)
Non-cash stock-based compensation expense	1,839	580
Non-cash interest expense	1,948	1,948
Lower of cost or market inventory valuation adjustment	5,258	2,783
Gain on sale of assets	(12,279)	—
Changes in assets and liabilities:
Accounts receivable, net	(6,761)	5,396
Inventories	(3,244)	(23,371)
Prepaid and other current assets	4,629	(3,860)
Income taxes payable	(254)	(866)
Accounts payable and other accruals	5,530	103
Interest payable	16,743	16,935
Change in Tax Receivable Agreement	—	(2,022)
Other	(255)	3,066
Net cash used in operating activities	(14,934)	(32,186)
Cash flow from investing activities:
Capital expenditures	(12,145)	(10,281)
Proceeds from the sale of fixed assets	9,315	29
Net cash used in investing activities	(2,830)	(10,252)
Cash flow from financing activities:
Payments for taxes related to net share settlement of equity awards	(339)	(213)
Principal payments under finance lease obligations	(34)	(24)
Net cash used in financing activities	(373)	(237)
Net change in cash and cash equivalents	(18,137)	(42,675)
Effect of exchange rate changes on cash and cash equivalents	(46)	710
Cash and cash equivalents at beginning of period	138,427	256,248
Cash and cash equivalents at end of period	$120,244	$214,283

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss

	Q1 2026	Q4 2025	Q1 2025

Net loss	$(43,277)	$(65,116)	$(39,351)

Diluted loss per common share:
Net loss per share	$(1.66)	$(2.50)	$(1.52)
Weighted average shares outstanding	26,089,860	26,043,244	25,837,005

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	531	(3,109)	628
Foreign currency remeasurement(2)	(76)	867	(17)
Stock-based compensation expense(3)	1,839	1,518	580
Gain on sale of assets(4)	(12,279)	—	—
Tax Receivable Agreement adjustment(5)	—	—	11
Debt modification costs(6)	—	—	5,361
Total non-GAAP adjustments pre-tax	(9,985)	(724)	6,563
Income tax impact on non-GAAP adjustments(7)	265	(1,954)	1,367
Adjusted net loss	$(53,527)	$(63,886)	$(34,155)

Reconciliation of Loss Per Share to Adjusted Loss Per Share

	Q1 2026	Q4 2025	Q1 2025

Loss per share	$(1.66)	$(2.50)	$(1.52)
Adjustments per share:
Pension and OPEB plan expenses(1)	0.02	(0.12)	0.02
Foreign currency remeasurement(2)	—	0.03	—
Stock-based compensation expense(3)	0.07	0.06	0.02
Gain on sale of assets(4)	(0.47)	—	—
Tax Receivable Agreement adjustment(5)	—	—	—
Debt modification costs(6)	—	—	0.21
Total non-GAAP adjustments pre-tax per share	(0.38)	(0.03)	0.25
Income tax impact on non-GAAP adjustments per share(7)	0.01	(0.08)	0.05
Adjusted loss per share	$(2.05)	$(2.45)	$(1.32)

EXHIBIT 99.1

Reconciliation of Net Loss to Adjusted EBITDA

	Q1 2026	Q4 2025	Q1 2025

Net loss	$(43,277)	$(65,116)	$(39,351)
Add:
Depreciation and amortization	15,048	15,799	13,783
Interest expense	24,196	24,281	29,841
Interest income	(841)	(1,448)	(1,935)
Income taxes	1,309	5,308	(7,212)
EBITDA	(3,565)	(21,176)	(4,874)
Adjustments:
Pension and OPEB plan expenses(1)	531	(3,109)	628
Foreign currency remeasurement(2)	(76)	867	(17)
Stock-based compensation expense(3)	1,839	1,518	580
Gain on sale of assets(4)	(12,279)	—	—
Tax Receivable Agreement adjustment(5)	—	—	11
Adjusted EBITDA	$(13,550)	$(21,900)	$(3,672)

Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow and Adjusted Free Cash Flow

	Q1 2026	Q4 2025	Q1 2025

Net cash used in operating activities	$(14,934)	$(20,894)	$(32,186)
Capital expenditures	(12,145)	(18,371)	(10,281)
Free cash flow	(27,079)	(39,265)	(42,467)

Debt modification costs(8)	—	—	2,193
Adjusted free cash flow	$(27,079)	$(39,265)	$(40,274)

EXHIBIT 99.1

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT

	Q1 2026	Q4 2025	Q1 2025

Cost of goods sold	$134,833	$128,805	$110,765
Less:
Depreciation and amortization(9)	13,477	14,229	12,144
Cost of goods sold - by-products and other(10)	13,238	5,672	8,415
Cash cost of goods sold	108,118	108,904	90,206
Sales volume (in thousands of MT)	28.1	27.1	24.7
Cash cost of goods sold per MT	$3,848	$4,019	$3,652

(1)Net periodic benefit cost for our pension and OPEB plans, including a mark-to-market adjustment, representing actuarial gains and losses that result from the remeasurement of plan assets and obligations due to changes in assumptions or experience. We recognize the actuarial gains and losses in connection with the annual remeasurement in earnings in the fourth quarter of each year.
(2)Non-cash (gains) losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(3)Non-cash expense for stock-based compensation awards.
(4)Gain recognized related to the sale of assets associated with previously divested operations.
(5)Prior to the second quarter of 2025, when the Company established a full valuation allowance, represents expense adjustment for future payment to our sole pre-Initial Public Offering stockholder for tax assets that have been utilized.
(6)Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations.
(7)Represents the tax impact on the non-GAAP adjustments.
(8)Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations and recognized in net cash used in operating activities on the Condensed Consolidated Statements of Cash Flows.
(9)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(10)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com